Ligand Reports Second Quarter 2024 Financial Results

Conference call at 4:30 p.m. Eastern Time today

JUPITER, Fla., August 06, 2024 – Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) today reported financial results for the three and six months ended June 30, 2024, and provided an operating forecast and business update. Ligand management will host a conference call and webcast today at 4:30 p.m. Eastern Time to discuss this announcement and answer questions.

“We had a strong quarter and are on track to meet the long-term growth objectives we outlined in December,” said Todd Davis, CEO of Ligand. “We added four new commercial-stage programs in the first half of this year, including QARZIBA®, an orphan oncology product we acquired following the APEIRON Biologics transaction, Merck’s CAPVAXIVE™ and Verona Pharma’s Ohtuvayre™, which received FDA approval in the second quarter, and Pelthos’ ZELSUVMI™ which was approved by the FDA earlier this year. Also, our partner, Primrose Bio secured additional outside capital which will enable them to continue building their business, fortifying the value of our long-term interest in the company. These developments underscore our commitment to expand our royalty portfolio, which now includes 12 major commercial-stage programs, double the number of programs we had at the beginning of 2023."

Second Quarter 2024 Financial Results
Total revenues and other income for the second quarter of 2024 were $41.5 million, compared with $26.4 million for the same period in 2023 with the increase primarily due to an increase in royalty revenue and milestone payments earned upon the approval of several key programs. Royalties for the second quarter of 2024 were $23.2 million, compared with $20.9 million for the same period in 2023, with the increase primarily attributable to an increase in sales of Travere Therapeutics’ (Nasdaq:TVTX) FILSPARI™ and Amgen's (Nasdaq:AMGN) KYPROLIS®. Captisol® sales were $7.5 million for the second quarter of 2024, compared with $5.2 million for the same period in 2023, with the change due to the timing of customer orders. Contract revenue and other income was $10.9 million for the second quarter of 2024, compared with $0.2 million for the same period in 2023, with the increase driven by the $5.8 million milestone payment earned upon FDA approval of Ohtuvayre, the $2.0 million milestone payment earned upon FDA approval of CAPVAXIVE, and the $2.3 million milestone payment earned upon the conditional marketing approval of FILSPARI by the European Commission.
Cost of Captisol was $2.9 million for the second quarter of 2024, compared with $1.7 million for the same period in 2023, with the increase due to higher Captisol sales. Amortization of intangibles was $8.3 million for the second quarter of 2024, compared with $8.5 million for the same period in 2023. Research and development expense was $5.4 million for the second quarter of 2024, compared with $6.9 million for the same period in 2023, with the decrease primarily attributed to lower employee related expenses and lab supplies resulting from the Pelican spin-off in September 2023. The decrease was partially offset by the additional operating costs associated with incubating the Pelthos business. General and administrative expense was $17.6 million for the second quarter of 2024, compared with $11.3 million for the same period in 2023, with the increase primarily attributed to higher stock-based compensation and operating costs associated with incubating the Pelthos business.
GAAP net loss from continuing operations for the second quarter of 2024 was $51.9 million, or $2.88 per share, compared with GAAP net income from continuing operations of $2.3 million, or $0.13 per diluted share, for the same period in 2023. GAAP net loss from continuing operations for the second quarter of 2024 included a $13.8 million non-cash unrealized loss from short-term investments associated with Viking Therapeutics (Nasdaq: VKTX) stock, a $26.5 million decrease in the carrying value of our investments, primarily in connection with Takeda

Pharmaceutical's (NYSE:TAK) soticlestat, and a $33.8 million decrease in our investments in Primrose Bio (private). Our equity ownership interest in Primrose Bio has decreased from 49.9% to 34.3% in connection with their recent financing round. The financing round was at a valuation below the value arrived at when we spun out the Pelican business in September 2023, which resulted in a non-cash reduction in the carrying value of our investment. Adjusted net income from continuing operations for the second quarter of 2024 was $25.8 million, or $1.40 per diluted share, compared to $25.1 million, or $1.42 per diluted share, for the same period in 2023. Excluding the impact of gains from sales of Viking Therapeutics stock in the second quarter of 2023, core adjusted net income from continuing operations for the second quarter of 2023 was $11.7 million, or $0.66 per diluted share. We did not sell any shares of Viking Therapeutics stock in the second quarter of 2024. The increase in core adjusted net income is driven primarily by the 58% increase in revenue. See the table below for a reconciliation of net income from continuing operations to adjusted net income from continuing operations.
As of June 30, 2024, Ligand had cash, cash equivalents and short-term investments of $226.9 million which includes $53.0 million in Viking Therapeutics common stock. In May 2024, Ligand entered into a collar option agreement to hedge against Viking Therapeutics stock price fluctuation risk. Ligand recorded a $15.2 million unrealized gain associated with the collar option agreement during the second quarter of 2024 and the value of that derivative asset is classified as other current assets. On July 8, 2024, Ligand entered into an amended credit agreement with Citibank, N.A., which expands the existing $75 million revolving credit facility to $125 million with a maturity date of October 12, 2026.

Year-to-Date Financial Results
Total revenues and other income for the six months ended June 30, 2024 were $72.5 million, compared with $70.3 million for the same period in 2023. Royalties for the six months ended June 30, 2024 were $42.3 million, compared with $38.6 million for the same period in 2023, with the increase primarily attributable to Amgen’s KYPROLIS, Jazz Pharmaceuticals’ RYLAZE, Merck and Co.’s (NYSE: MRK) VAXNEUVANCE and Travere Therapeutics’ FILSPARI, partially offset by a decline in royalties in CASI Pharmaceuticals Inc.'s (Nasdaq: CASI) EVOMELA® and Alvogen’s teriparatide. Captisol sales were $16.7 million for the six months ended June 30, 2024, compared with $15.8 million for the same period in 2023, with the change due to the timing of customer orders. Contract revenue and other income was $13.5 million for the six months ended June 30, 2024, compared with $15.9 million for the same period in 2023, with the decrease driven by a $15.3 million milestone payment earned from Travere Therapeutics upon the FDA approval of FILSPARI in the prior year period, partially offset by the above mentioned current year milestone payments earned.
Cost of Captisol was $5.8 million for the six months ended June 30, 2024, compared with $5.4 million for the same period in 2023, with the increase due to higher total Captisol sales. Amortization of intangibles was $16.4 million for the six months ended June 30, 2024, compared with $17.1 million for the same period in 2023. Research and development expense was $11.3 million for the six months ended June 30, 2024, compared with $13.5 million for the same period in 2023, with the decrease primarily attributed to lower employee related expenses and lab supplies resulting from the Pelican spin-off in September 2023. The decrease was partially offset by additional costs associated with incubating the Pelthos business. General and administrative expense was $28.6 million for the six months ended June 30, 2024, compared with $22.1 million for the same period in 2023, with the increase driven by higher stock-based compensation expense and additional costs associated with incubating the Pelthos business.
GAAP net income from continuing operations for the six months ended June 30, 2024 was $34.2 million, or $1.87 per diluted share, compared with GAAP net income from continuing operations of $45.9 million, or $2.57 per diluted share, for the same period in 2023. The decrease in GAAP net income from continuing operations from the prior year period is due primarily to a $26.5 million decrease mainly in the fair value of our investment in Takeda's soticlestat and a $36.1 million decrease in our investments in Primrose Bio during the six months ended June 30, 2024, partially offset by the realized gains from short-term investments associated with Viking Therapeutics stock of $60.0 million. Adjusted net income from continuing operations for the six months ended June 30, 2024 was $95.5 million, or $5.23 per diluted share, compared to $65.0 million, or $3.69 per diluted share, for the same period in 2023. Excluding the impact of gains from sales of Viking Therapeutics stock, core adjusted net income from continuing operations for the six months ended June 30, 2024 was $47.6 million, or $2.61 per diluted share, compared with $35.1 million, or $1.99 per diluted share, for the same period in 2023. The increase in core adjusted net income is primarily driven by the increase in adjusted operating income. See the table below for a reconciliation of net income from continuing operations to adjusted net income from continuing operations.

2024 Financial Guidance
Ligand is reaffirming its 2024 financial guidance given on July 8, 2024. The Company expects 2024 royalties to range from $100 million to $105 million, sales of Captisol to range from $25 million to $27 million, and contract revenue to range from $15 million to $25 million. These revenue components result in total revenue forecast of $140 million to $157 million. Core adjusted earnings per diluted share are expected to range from approximately $5.00 to $5.50. This guidance excludes the $60 million realized gain from short-term investments on the sale of Viking Therapeutics stock.

Adjusted Financial Measures
Ligand reports adjusted net income and adjusted net income per diluted share in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company’s financial measures under GAAP include share-based compensation expense, amortization of debt-related costs, amortization related to acquisitions and intangible assets, amortization of financial royalty assets, changes in contingent liabilities, mark-to-market adjustments for amounts relating to its equity investments in public companies, excess tax benefit from share-based compensation, Pelthos operating loss, impairment of financial royalty assets, loss from equity method investment in Primrose Bio, income tax effect of adjusted reconciling items and others that are listed in the itemized reconciliations between GAAP and adjusted financial measures included at the end of this press release. However, the Company does not provide reconciliations of such forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including non-cash adjustments that could be made for changes in contingent liabilities, changes in the market value of its investments in public companies, share-based compensation expense and the effects of any discrete income tax items. Management has excluded the effects of these items in its adjusted measures to assist investors in analyzing and assessing the Company’s past and future core operating performance. Additionally, adjusted earnings per diluted share is a key component of the financial metrics utilized by the Company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

Second Quarter 2024 and Recent Updates
Business Highlights
On July 8, Ligand announced the $100 million acquisition of APEIRON Biologics, a private biotech company based in Vienna, Austria. Apeiron holds the royalty rights to QARZIBA (dinutuximab beta) for the treatment of high-risk neuroblastoma. QARZIBA was approved by the European Medicines Agency in 2017 and is commercially available today in more than 35 countries. QARZIBA is marketed outside of mainland China by the global pharmaceutical company Recordati S.p.A., which acquired EUSA Pharma (UK) Limited in 2022.
On July 8, Ligand also amended its revolving credit facility with Citibank. The Credit Agreement was amended to, among other things, increase the aggregate revolving credit facility amount from $75 million to $125 million.
On July 24, Palvella Therapeutics, Inc. (private) announced a merger agreement with Pieris Pharmaceuticals, Inc. (Nasdaq: PIRS) in which Palvella anticipates becoming a publicly traded rare disease company upon the close of the merger. In connection with the proposed merger, Palvella secured commitments from a syndicate of leading specialist biotech investors in an oversubscribed $78.9 million concurrent private financing.
The transaction will help advance several clinical milestones for Palvella:
•A Phase 3 pivotal study of QTORIN 3.9% rapamycin anhydrous gel for the treatment of microcystic lymphatic malformations, a serious, rare genetic and lifelong disease for which there are no FDA-approved therapies. The disease impacts more than 30,000 diagnosed patients in the U.S. QTORIN rapamycin has been granted FDA’s Breakthrough Therapy, Fast Track, and Orphan Designations for the treatment of microcystic lymphatic malformations.
•A Phase 2 study of QTORIN rapamycin for the treatment of cutaneous venous malformations. Cutaneous venous malformations are a serious, rare genetic disease which can cause functional impairment, significantly impact quality of life, and are associated with severe long-term complications. QTORIN rapamycin has been granted FDA’s Fast Track Designation for the treatment of venous malformations.

Notably, if approved, QTORIN™ rapamycin has the potential to be the first approved therapy and standard of care in the U.S. for microcystic lymphatic malformations and cutaneous venous malformations.
As background, Palvella was originally sourced through Ligand’s proactive deal origination efforts. Since Ligand's first transaction with Palvella, the company has secured significant subsequent equity funding from leading biotech investors, including BVF Partners, Petrichor, Samsara BioCapital, and others. Ligand is entitled to a royalty of 8-9.8% on worldwide commercial sales of QTORIN rapamycin. In addition to Ligand’s royalty, Ligand anticipates owning approximately 2% of the combined company following the close of the reverse merger and concurrent financing.
Portfolio Updates
On July 18, Agenus Inc. (Nasdaq: AGEN), announced the results of its end-of-Phase 2 meeting with the FDA, for the advancement of its immunotherapy combination, botensilimab (BOT) and balstilimab (BAL), for the treatment of adult patients with relapsed/refractory microsatellite stable colorectal cancer (r/r MSS CRC) with no active liver metastases (NLM). Agenus received clarity from the FDA on their Phase III dosing regimen, which is an important achievement. The company also announced topline interim data from its Phase 2 trial, which are showing trends consistent with the Phase 1 study, including an ORR of 19.4% and 6-month survival rate of 90% for the BOT 75mg/BAL combination. The safety profile was manageable and no new signals were observed. Agenus plans to continue future discussions with the FDA as the Phase 2 data mature and will present these data in totality at an upcoming medical conference.

On June 26, Verona Pharma plc (Nasdaq: VRNA) announced FDA approval of Ohtuvayre (ensifentrine), the first inhaled product with a novel mechanism of action available for the maintenance treatment of chronic obstructive pulmonary disease in adult patients in more than 20 years. Ohtuvayre is a first-in-class selective dual inhibitor of the enzymes phosphodiesterase 3 phosphodiesterase 4 ("PDE3 and PDE4") that combines bronchodilator and non-steroidal anti-inflammatory effects in one molecule. Ligand earned a $5.8 million milestone payment upon FDA approval of Ohtuvayre and will earn an additional $13.8 million upon its commercial launch which is expected to occur during the third quarter of 2024. Ligand is entitled to a royalty of approximately 3% on future worldwide net sales of Ohtuvayre.

On June 17, Merck announced approval from the FDA for CAPVAXIVE, previously known as V116, a 21 valent pneumococcal vaccine for the prevention of Streptococcus pneumoniae infection. Risk of infection is higher among patients that are immunocompromised, suffering chronic health conditions, and adults aged 50 years or older. As the first pneumococcal conjugate vaccine specifically designed for adults, it covers 21 serotypes that account for approximately 85% of cases of invasive pneumococcal disease among individuals 65 and over, including 8 serotypes not covered by any licensed vaccines. Specific serotypes pose potentially greater risk for invasive pneumococcal disease, including pneumococcal bacteremia and meningitis. Following the FDA approval, Merck announced on June 27, that the U.S. Centers for Disease Control and Prevention’s Advisory Committee on Immunization Practices unanimously voted to recommend CAPVAXIVE as an option for all adults age 65 and older, for adults 19 to 64 with certain risk factors, and for those over 65 previously vaccinated with other pneumococcal vaccines. The FDA approval of CAPVAXIVE triggered a $2 million milestone payment to Ligand, and Ligand is entitled to a royalty on future worldwide net sales.

On June 17, Ovid Therapeutics (Nasdaq: OVID) announced Takeda's SKYLINE study of soticlestat in Dravet syndrome narrowly missed its primary endpoint of reduction in convulsive seizure frequency and showed clinically meaningful and nominal significant effects in multiple key secondary efficacy endpoints. Additionally, Takeda's SKYWAY study in Lennox-Gastaut syndrome missed its primary endpoint of reduction in major motor drop seizures. Soticlestat had a consistent and favorable safety and tolerability profile in both studies. Takeda indicated that it plans to discuss the totality of the data with regulatory authorities.

On June 17, Marinus Pharmaceuticals (Nasdaq: MRNS) announced topline results from Phase 3 RAISE trial of IV ganaxolone in refractory status epilepticus (RSE). The study met its first co-primary endpoint demonstrating rapid cessation of status epilepticus in a highly refractory patient population but failed to achieve statistical significance on the second co-primary endpoint of the proportion of patients not progressing to IV anesthesia. Marinus said they will continue to analyze the full RAISE dataset and plans to engage with the FDA to discuss a potential path forward for IV ganaxolone in RSE.

On June 4, Viking Therapeutics announced positive, 52-week histologic data from its Phase 2b VOYAGE study of VK2809 in patients with biopsy-confirmed, non-alcoholic steatohepatitis (NASH). The study had successfully achieved its primary endpoint with patients receiving VK2809 experiencing statistically significant declines in liver fat from baseline compared to placebo at 12 weeks. The study also showed an encouraging tolerability and safety profile for VK2809. If development of VK2809 is successful, the program will address a multi-billion dollar market opportunity where Ligand will receive a 3.5% -7.5% royalty on future net sales of VK2809, as well as significant clinical, regulatory, and commercial milestones. Viking plans to schedule an end of Phase 2 meeting with the FDA in the fourth quarter of 2024.

Conference Call and Webcast
Ligand management will host a conference call today beginning at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 715-9871 using the conference ID 8755336. Callers outside the U.S. may dial +1(646) 307-1963. To participate via live or replay webcast, a link is available at https://www.ligand.com.

About Ligand Pharmaceuticals
Ligand is a biopharmaceutical company enabling scientific advancement through supporting the clinical development of high-value medicines. Ligand does this by providing financing, licensing our technologies or both. Its business model seeks to generate value for stockholders by creating a diversified portfolio of biopharmaceutical product revenue streams that are supported by an efficient and low corporate cost structure. Ligand’s goal is to offer investors an opportunity to participate in the promise of the biotech industry in a profitable and diversified manner. Its business model focuses on funding programs in mid- to late-stage drug development in return for economic rights, purchasing royalty rights in development stage or commercial biopharmaceutical products and licensing its technology to help partners discover and develop medicines. Ligand partners with other pharmaceutical companies to leverage what they do best (late-stage development, regulatory management and commercialization) in order to generate its revenue. Ligand’s Captisol® platform technology is a chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Ligand has established multiple alliances, licenses and other business relationships with the world’s leading biopharmaceutical companies including Amgen, Merck, Pfizer, Jazz, Takeda, Gilead Sciences, and Baxter International. For more information, please visit at www.ligand.com. Follow Ligand on X @Ligand_LGND.
We use our investor relations website and X as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Investors should monitor our website and our X account, in addition to following our press releases, SEC filings, public conference calls and webcasts.

About Captisol®
Captisol is a patent-protected, chemically modified cyclodextrin with a structure designed to optimize the solubility and stability of drugs. Captisol was invented and initially developed by scientists in the laboratories of Dr. Valentino Stella, University Distinguished Professor at the University of Kansas' Higuchi Biosciences Center, for specific use in drug development and formulation. This unique technology has enabled several FDA-approved products, including Amgen's KYPROLIS®, Baxter's NEXTERONE, Acrotech Biopharma's EVOMELA®, Sage Therapeutics' ZULRESSO®, Gilead’s VEKLURY®, and Merck's NOXAFIL®. More information is available at www.captisol.com.

Forward-Looking Statements
This news release contains forward-looking statements by Ligand that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements regarding: Ligand’s ability to expand its portfolio with life sciences royalty opportunities; the timing of clinical and regulatory events of Ligand’s partners, including the expected commercial launch of Ohtuvayre by Verona Pharma and ZELSUVMI by Pelthos Therapeutics; the timing of the initiation or completion of preclinical studies and clinical trials by Ligand and its partners; the timing of product launches by Ligand or its partners; the anticipated benefits from the Apeiron transaction; and guidance regarding the full-year 2024 financial results. Actual events or results may differ from Ligand's expectations due to risks and uncertainties inherent in Ligand’s business, including, without limitation: Ligand relies on collaborative partners for milestone payments, royalties, materials revenue, contract payments and other revenue projections and may not receive expected revenue; Ligand may not receive expected revenue from Captisol material sales; Ligand and its partners may not be able to timely or successfully advance any product(s) in its internal or partnered pipeline or receive regulatory approval and there may not be a market for the product(s) even if successfully developed and approved; Ligand may not achieve its guidance for 2024; Ligand faces competition in acquiring royalties and locating suitable royalties to acquire; Ligand may not be able to create future revenues and cash flows through the acquisition of royalties or by developing innovative therapeutics; products under development by Ligand or its partners may not receive regulatory approval; the total addressable market for our partners’ products may be smaller than estimated; Ligand faces competition with respect to its technology platforms which may demonstrate greater market acceptance or superiority; Ligand is currently dependent on a single source sole supplier for Captisol and failures by such supplier may result in delays or inability to meet the Captisol demands of its partners; Ligand’s partners may change their development focus and may not execute on their sales and marketing plans for marketed products for which Ligand has an economic interest; Ligand’s and its partners’ products may not be proved to be safe and efficacious and may not perform as expected and uncertainty regarding the commercial performance of such products; Ligand or its partners may not be able to protect their intellectual property and patents covering certain products and technologies may be challenged or invalidated; Ligand's partners may terminate any of its agreements or development or commercialization of any of its products; Ligand and its partners may experience delays in the commencement, enrollment, completion or analysis of clinical testing for its product candidates, or significant issues regarding the adequacy of its clinical trial designs or the execution of its clinical trials, challenges, costs and charges associated with integrating acquisitions with Ligand’s existing businesses; Ligand may not be able to successfully commercialize ZELSUVMI; Ligand may not be able to successfully implement its strategic growth plan and continue the development of its proprietary programs; restrictions under Ligand's credit agreement may limit its flexibility in operating its business and a default under the agreement could result in a foreclosure of the collateral securing such obligations; changes in general economic conditions, including as a result of war, conflict or epidemic diseases and ongoing or future litigation could expose Ligand to significant liabilities and have a material adverse effect on the company. The failure to meet expectations with respect to any of the foregoing matters may reduce Ligand's stock price. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases available at https://www.ligand.com as well as in Ligand's public periodic filings with the Securities and Exchange Commission available at www.sec.gov. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release, including the possibility of additional license fees and milestone revenues we may receive. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Other Disclaimers and Trademarks
The information in this press release regarding certain third-party products and programs, including Ohtuvayre, a Verona product, CAPVAXIVE, a Merck product, soticlestat, a Takeda product candidate, KYPROLIS, an Amgen product, RYLAZE, a Jazz Pharmaceuticals product, VAXNEUVANCE, a Merck product, FILSPARI, a Travere Therapeutics product, QTORIN, EVOMELA, a CASI product, VK2809, a Viking Therapeutics product candidate, QARZIBA (dinutuximab beta), a Recordati marketed product in E.U. and product candidate in the U.S., and other programs described herein, comes from information publicly released by the owners of such products and programs. Ligand is not responsible for, and has no role in, the development of such products or programs.
Ligand owns or has rights to trademarks and copyrights that it uses in connection with the operation of its business including its corporate name, logos and websites. Other trademarks and copyrights appearing in this press release are the property of their respective owners. The trademarks Ligand owns include Ligand®, Captisol® and ZELSUVMI™, a Pelthos product. Solely for convenience, some of the trademarks and copyrights referred to in this press release are listed without the ®, © and ™ symbols, but Ligand will assert, to the fullest extent under applicable law, its rights to its trademarks and copyrights.

Contacts:
Ligand Pharmaceuticals Incorporated LifeSci Advisors

Tavo Espinoza Bob Yedid
investors@ligand.com bob@lifesciadvisors.com
(858) 550-7766 (516) 428-8577

[Tables Follow]

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenues and other income:
Revenue from intangible royalty assets	$22,603	$20,430	$40,960	$37,584
Income from financial royalty assets	559	508	1,297	1,001
Royalties	23,162	20,938	42,257	38,585
Captisol	7,500	5,220	16,712	15,842
Contract revenue and other income	10,869	208	13,540	15,918
Total revenues and other income	41,531	26,366	72,509	70,345
Operating costs and expenses:
Cost of Captisol	2,906	1,669	5,788	5,386
Amortization of intangibles	8,257	8,539	16,443	17,078
Research and development	5,354	6,854	11,325	13,517
General and administrative	17,623	11,287	28,574	22,142
Financial royalty assets impairment	26,491	—	26,491	—
Total operating costs and expenses	60,631	28,349	88,621	58,123
(Loss) income from operations	(19,100)	(1,983)	(16,112)	12,222
Non-operating income and expenses:
(Loss) gain from short-term investments	(14,256)	3,991	96,516	43,524
Interest income, net	1,489	2,036	3,366	3,231
Other non-operating expense, net	(33,523)	(873)	(35,713)	(270)
Total other (loss) income, net	(46,290)	5,154	64,169	46,485
(Loss) income before income taxes from continuing operations	(65,390)	3,171	48,057	58,707
Income tax benefit (expense)	13,479	(881)	(13,829)	(12,803)
Net (loss) income from continuing operations	(51,911)	2,290	34,228	45,904
Net loss from discontinued operations	—	—	—	(1,665)
Net (loss) income	$(51,911)	$2,290	$34,228	$44,239

Basic net (loss) income from continuing operations per share	$(2.88)	$0.13	$1.91	$2.67
Basic net loss from discontinued operations per share	$—	$—	$—	$(0.10)
Basic net (loss) income per share	$(2.88)	$0.13	$1.91	$2.58
Shares used in basic per share calculation	18,028	17,276	17,880	17,170

Diluted net (loss) income from continuing operations per share	$(2.88)	$0.13	$1.87	$2.57
Diluted net loss from discontinued operations per share	$—	$—	$—	$(0.09)
Diluted net (loss) income per share	$(2.88)	$0.13	$1.87	$2.48
Shares used in diluted per share calculation	18,028	17,730	18,282	17,851

LIGAND PHARMACEUTICALS INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	June 30, 2024	December 31, 2023
Assets
Current assets:
Cash, cash equivalents and short-term investments	$226,932	$170,309
Accounts receivable, net	37,481	32,917
Inventory	18,672	23,969
Income taxes receivable	—	6,395
Prepaid expenses	1,911	1,182
Current derivative assets	20,141	—
Other current assets	7,122	2,657
Total current assets	312,259	237,429

Goodwill and other intangible assets, net	388,412	402,976
Long-term portion of financial royalty assets, net	80,481	62,291
Noncurrent derivative assets	34,505	3,531
Property and equipment, net	14,970	15,607
Operating lease right-of-use assets	7,403	6,062
Finance lease right-of-use assets	3,085	3,393
Equity method investment in Primrose Bio	2,437	12,595
Other investments	10,741	36,726
Deferred income taxes, net	190	214
Other assets	11,922	6,392
Total assets	$866,405	$787,216

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$13,964	$14,894
Income taxes payable	2,091	—
Deferred revenue	1,196	1,222
Current contingent liabilities	146	256
Current operating lease liabilities	1,156	403
Current finance lease liabilities	12	7
Total current liabilities	18,565	16,782

Long-term contingent liabilities	4,052	2,942
Long-term operating lease liabilities	6,415	5,755
Deferred income taxes, net	30,128	31,622
Other long-term liabilities	32,047	29,202
Total liabilities	91,207	86,303

Total stockholders' equity	775,198	700,913
Total liabilities and stockholders' equity	$866,405	$787,216

LIGAND PHARMACEUTICALS INCORPORATED
ADJUSTED FINANCIAL MEASURES
(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net (loss) income from continuing operations	$(51,911)	$2,290	$34,228	$45,904
Adjustments:
Share-based compensation expense	11,060	7,207	18,394	13,138
Non-cash interest expense (1)	1,207	64	1,291	159
Amortization of intangible assets	8,257	8,539	16,443	17,078
Amortization of financial royalty assets (2)	962	(508)	4,224	(1,001)
Change in contingent liabilities (3)	1,233	779	1,200	108
Pelthos operating loss	4,686	—	10,846	—
Loss (gain) from short-term investments	14,256	(3,991)	(96,516)	(43,524)
Realized (loss) gain from short-term investments	(17)	16,645	59,962	37,197
Provision for current expected credit losses on financial royalty assets	(1,419)	—	(4,260)	—
Impairment of financial royalty assets (4)	26,491	—	26,491	—
Decrease in investments in Primrose Bio (5)	33,789	—	36,141	—
Other (6)	(1,500)	94	(1,347)	196
Income tax effect of adjusted reconciling items above	(21,785)	(5,655)	(12,588)	(3,675)
Discrete tax expense related to increase in unrecognized tax benefits	426	—	426	—
Excess tax benefit (shortfall) from share-based compensation (7)	98	(353)	563	(565)
Adjusted net income from continuing operations	$25,833	$25,111	$95,498	$65,015
Realized gains from sales of VKTX stock, net of tax (8)	—	(13,392)	(47,857)	(29,940)
Core adjusted net income from continuing operations	$25,833	$11,719	$47,641	$35,075

Diluted per-share amounts attributable to common shareholders:
Diluted net (loss) income per share from continuing operations	$(2.88)	$0.13	$1.87	$2.57
Adjustments:
Share-based compensation expense	0.60	0.41	1.01	0.75
Non-cash interest expense (1)	0.07	—	0.07	0.01
Amortization of intangible assets	0.45	0.48	0.90	0.97
Amortization of financial royalty assets (2)	0.05	(0.03)	0.23	(0.06)
Change in contingent liabilities (3)	0.07	0.04	0.07	0.01
Pelthos operating loss	0.25	—	0.59	—
(Loss) gain from short-term investments	0.77	(0.23)	(5.28)	(2.47)
Realized gain from short-term investments	—	0.94	3.28	2.11
Provision for current expected credit losses on financial royalty assets	(0.08)	—	(0.23)	—
Impairment of financial royalty assets (4)	1.44	—	1.45	—
Decrease in investments in Primrose Bio (5)	1.83	—	1.98	—
Other (6)	(0.06)	0.01	(0.07)	0.01
Income tax effect of adjusted reconciling items above	(1.17)	(0.31)	(0.69)	(0.22)
Discrete tax expense related to increase in unrecognized tax benefits	0.02	—	0.02	—
Excess tax benefit (shortfall) from share-based compensation (7)	0.01	(0.02)	0.03	(0.03)
Adjustment for shares excluded due to anti-dilution effect on GAAP net loss	0.03	—	—	—
Adjustment for shares excluded using the if-converted method under ASU 2020-06 (9)	—	—	—	0.04
Adjusted diluted net income per share from continuing operations	$1.40	$1.42	$5.23	$3.69
Realized gains from sales of VKTX stock, net of tax (8)	—	(0.76)	(2.62)	(1.70)
Core adjusted diluted net income per share from continuing operations	$1.40	$0.66	$2.61	$1.99

GAAP - weighted average number of common shares - diluted	18,028	17,730	18,282	17,851
Shares excluded due to anti-dilutive effect on GAAP net loss	413	—	—	—
Diluted effect of the 2023 Notes (9)	—	—	—	(240)
Adjusted weighted average number of common shares - diluted	18,441	17,730	18,282	17,611

(1) Amounts represent (a) non-cash interest expense in connection with the royalty and milestone payments purchase agreement assumed as part of the Novan acquisition in September 2023; and (b) non-cash debt related costs that are calculated in accordance with the authoritative accounting guidance for our revolving credit facility and convertible debt instruments that may be settled in cash.

(2) Amounts represent the adjustments bridging the income from financial royalty assets to total contractual payments recorded in the period.

(3) Amounts represent changes in fair value of contingent consideration related to CyDex and Metabasis transactions.

(4) Amounts represent the impairment of financial royalty assets primarily related to Ovid (soticlestat) in connection with Takeda's studies of soticlestat missing its primary endpoint in their studies.

(5) In June 2024, Primrose Bio announced a Series B preferred share offering. Management applies the measurement alternative for its investment in the Series A preferred shares of Primrose Bio. Management concluded the Series B financing was a relevant transaction for determining an observable price change and revalued its Series A investment resulting in a downward adjustment of $25.8 million in the price of the Series A shares. The unrealized loss on the Series A preferred shares was an indicator that the losses in common shares (equity method investment) are other than temporary. As a result, management recorded a $5.8 million impairment charge to its equity method investment in addition to Ligand's share of the net loss of Primrose Bio recognized during the period.

(6) Amounts primarily relate to gain or loss from change in fair value or derivative assets, restructuring costs, and losses associated with our equity investment in Nucorion.

(7) Excess tax benefits from share-based compensation are recorded as a discrete item within the provision for income taxes on the consolidated statements of operations as a result of the adoption of an accounting pronouncement (ASU 2016-09) on January 1, 2017. Prior to the adoption, the amount was recognized in additional paid-in capital on the consolidated statement of stockholders' equity.

(8) Amounts for the six months ended June 2024 as well as the three and six months ended June 30, 2023 are adjusted to exclude after-tax impact from realized gain of Viking common stock.

(9) Excluding the impact from the adoption of accounting pronouncement (ASU 2020-06) on January 1, 2022 as the Company intended to settle the principal balance in cash. Under the standard, the Company is required to reflect the dilutive effect of the 2023 Notes by application of the if-converted method.

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